[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.6

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT, effective as of March 12, 2004, (the “Effective Date”) between Arius Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with its principal address of P.O. Box 14601, Research Triangle Park, NC 27709 (“Arius”), and TEAMM Pharmaceuticals, Inc., a Delaware corporation and subsidiary of Accentia, Inc., a Florida corporation, having its principal place of business at 3000 Aerial Center Parkway, Suite 110, Morrisville, North Carolina 27560 (“TEAMM”).

WITNESSETH

WHEREAS, Arius, among other things, is engaged in the development of Prochlorperazine maleate – Buccal, a pharmaceutical for the treatment of nausea and vomiting (anti-emetic); and

WHEREAS, TEAMM has experience and capability in the marketing and distribution of such products and desires to distribute such products.

NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1. Definitions. In addition to various terms defined throughout the Agreement, the following capitalized terms shall have the meanings set forth below:

1.1	“Act” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the regulations promulgated thereunder.

1.2	“Approval Date” means the date upon which the FDA (as defined below) permits the initial sale of Product (as defined below) for use as a human therapeutic pursuant to FDA’s approval of an NDA filed by Arius with respect to the Product.

1.3	“BEMA Technology” means Atrix Laboratories’ proprietary bioerodible, mucoadhesive multi-layer polymer film technology for transmucosal drug delivery.

1.4	“Calendar Year” means the period from the date of the first commercial sale of Products in the United States until December 31st of such year, and thereafter each period of twelve (12) months from January Ist to December 31st in each and every year and the period from January lst to the date of termination of this Agreement.

1.5	“Competing Product” means any product whose primary indication is treatment of nausea and/or vomiting.

1.6	“Contract Manufacturer” means any third party with whom Arius contracts for the manufacture of Product on its behalf.

1.7	“FDA” means the United States Food and Drag Administration or any successor agency.

1.8	“Generic Competitor” means a pharmaceutical product for human use approved by FDA, that contains a buccal form of prochlorperazine maleate, and that is bioequivalent to the Product.

1.9	“Good Manufacturing Practices” or “GMP” means the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act.

1.10	“NDA” means a New Drug Application, as defined by the Act and FDA, including but not limited to any such application filed under section 505(b)(2) of the Act.

1.11	“Net Sales” means the aggregate amounts invoiced on sales of Products to any third party, net of normal and customary trade and quantity discounts (excluding free samples) actually given at the time of sale including any normal and customary discounts provided to managed healthcare organizations, and net of any returns or allowances given to such third parties for defective Product. For the avoidance of doubt, Net Sales shall not include any amounts invoiced by TEAMM to a customer for sales, use, or value added taxes,. Product will be considered sold when firm written orders are received, invoiced, billed out, or when delivered and paid for, or paid for before delivery, whichever first occurs. In the event that TEAMM sells Product as part of a bundled sale of separate products, the Net Sales attributable to such Product shall be the higher of (i) the separately stated prices stated for such Product sold in such bundled sale or (ii) the average price at which such Product is sold in a non-bundled sale during the Quarter.

1.12	“Product” means buccal prochlorperazine maleate, as licensed by Arius from Reckitt Benckiser Healthcare (UK) Ltd. (“RB”) pursuant to that certain Agreement for the Licence and Supply of Buccal Prochlorperazine Maleate, dated January 6, 2004 (the “RB License”), and claimed in the patents listed on Exhibit A. attached hereto and incorporated herein by reference.

1.13

“Proprietary Information” means all financial information, marketing information, sales information, customer information, raw materials, know-how, drawings, compositions, manufacturing and other specifications, analytical procedures, flow sheets, reports, market studies, preclinical and clinical test results, FDA and other regulatory submissions, software and other medical, research, technical, and marketing information disclosed, directly or indirectly, by either party to the other party designated “Confidential”, “Proprietary” or the like, or which by its nature is information normally intended to be held in confidence, unless the receiving party demonstrates that such information: (a) is or becomes public knowledge through no fault of the receiving party; (b) is legally in the possession of the receiving party prior to receipt from the disclosing party, as shown by receiving party’s written records; or (c) is subsequently and lawfully received without obligation of confidentiality from a third party under no nondisclosure obligation with respect to such information.

1.14	“Quarter” means the period of three (3) months commencing on January 1 of each year, each consecutive period of three (3) months thereafter, any shorter period commencing on a day following the end of a Quarter and ending on the termination of this Agreement, and any shorter period commencing on the date of the first commercial sale of the Product in the United States and ending on the last day of a Quarter.

1.15	“Territory” means the United States of America and its territories and protectorates.

2. Development

2.1	Diligence. Arius shall use commercially reasonable efforts to obtain regulatory approval from FDA for the sale and marketing of the Product in the Territory, provided that Arius shall not be required to expend more than an aggregate of $[*] on all activities reasonably related to the pursuit of such approval, including but not limited to the costs of clinical studies. If Arius has not obtained regulatory approval from FDA for the sale and marketing of the Product in the Territory within thirty (30) months of the Effective Date despite its commercially reasonable efforts to obtain such approval, TEAMM, as its sole remedy, shall be entitled to terminate this Agreement upon thirty (30) days’ written notice to Arius and shall, upon such notice, be issued a warrant pursuant to Section 2.3 below.

2.2	Cost of Development. If at any time prior to the Approval Date, Arius reasonably determines, in its sole discretion, that its anticipated aggregate costs and expenses related to the pursuit of regulatory approval from FDA for the sale and marketing of the Product in the Territory shall exceed $[*], Arius shall notify TEAMM in writing and inform TEAMM of the estimated amounts reasonably required to be spent in excess of $[*]. Upon such notice, TEAMM shall have a thirty (30) day option, in its sole discretion and subject to Arius’ option to pay any such excess amounts out of its own funds, to (i) agree to provide additional funding sufficient to reimburse Arius for all such costs in excess of $[*], in which Arius shall credit TEAMM 50% of the excess in the form of a credit on royalties., with this agreement remaining in effect, provided that TEAMM reimburses Arius for such costs, or (ii) terminate this Agreement and, as its sole remedy, have a warrant for the purchase of shares of Arius’ common stock issued to TEAMM pursuant to Section 2.3 below. Upon the expiration of such thirty (30) day option period, this Agreement shall terminate and, as TEAMM’s sole remedy therefore, a warrant for the purchase of shares of Arius’ common stock shall be issued to TEAMM pursuant to Section 2.3 below

2.3

Warrant Issuance. If (i) Arius’ anticipated costs of obtaining regulatory approval for Arius’ marketing and sale of the Product exceed $[*] and this Agreement terminates pursuant to Section 2.2, (ii) Arius has not obtained regulatory approval from FDA for the sale and marketing of the Product in the Territory within thirty (30) months of the Effective Date despite its commercially reasonable efforts to obtain such approval and TEAMM terminates this Agreement pursuant to Section 2.1, (iii) the RB License terminates before Arius obtains regulatory approval from FDA for the sale and marketing of the Product in the Territory, (iv) Arius and TEAMM are prevented from launching the Product by the imposition prior to such launch of a permanent injunction resulting from patent infringement litigation regarding the Product that neither Arius nor TEAMM, despite reasonable efforts, is able to settle or otherwise resolve in a reasonable fashion permitting such launch, (v) the RB License is terminated by RB for Arius’ breach of the RB License, such breach or termination does not result from or relate to TEAMM’s breach of its obligations under this Agreement, and TEAMM is unable to continue selling Product following such termination, or (vi) RB terminates the RB License pursuant to Section 16.2 thereof (Change of Ownership) and TEAMM is unable to continue selling Product following such termination, Arius shall, as TEAMM’s sole remedy under this Agreement, issue a warrant in substantially the form attached hereto as Exhibit B, exercisable for shares of its common stock at an exercise price of $0.01 per share, provided that Arius shall have no such obligation if TEAMM has not made all applicable payments to Arius in a timely fashion as required by this Agreement. The warrant shall be exercisable for a number of shares proportionate to TEAMM’s payments under this Agreement relative to Arius’ post-money value as determined in the most recent sale of Arius’ preferred equity securities to institutional investors, pursuant to the following equation:

W =	TP/(V+TP)
W =	number of shares for which warrant is exercisable.
TP =	total payments made by TEAMM by Arius under this Agreement
V =	post-money valuation of Arius in the most recent sale of preferred equity securities to institutional investors preceding warrant issuance

By way of example, in the event warrant issuance was triggered following TEAMM payments to Arius of $[*], and Arius’ previous financing resulted in a $20,000,000 post-money valuation, TEAMM would be issued a warrant for shares equal to [*] of Arius’ fully-diluted capitalization; if Arius’ previous financing resulted in a $15,000,000 post-money valuation (assuming payments by TEAMM of $[*]), TEAMM would be issued a warrant for shares equal to [*] of Arius’ fully-diluted capitalization; if Arius’ previous financing resulted in a $8,000,000 post-money valuation (assuming payments by TEAMM of $[*]), TEAMM’s warrant would be issued a warrant for shares equal to [*] of Arius’ fully-diluted capitalization.

If a warrant is issued pursuant to this Section 2.3, it shall be exercisable at any time and from time to time in whole or in part from the date of issue until the earliest to occur of the following: (i) the fifth anniversary of its issuance; (ii) the closing of Arius’ sale of all or substantially all of its assets or the acquisition of

Arius by another entity by means of merger or other transaction as a result of which stockholders of Arius immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition (an “Acquisition”‘); (iii) any liquidation or winding up of Arius (a “Liquidation”); or (iv) the closing of a firm commitment underwritten public offering of Arius’ Common Stock (a “Public Offering”). Arius shall give notice to TEAMM of an Acquisition, Liquidation or Public Offering at least fifteen (15) days prior to the closing of such Acquisition, Liquidation or Public Offering.

3. Distribution; Option.

3.1	Distribution Grant. Subject to the limitations contained in this Agreement, effective as of the Approval Date, Arius hereby grants to TEAMM the exclusive right to sell, market, promote, distribute, and otherwise transfer, dispose, provide and place (“sell”) Product for the treatment of nausea and vomiting in the Territory. TEAMM shall not sell the Product outside the Territory nor sell the Product within the Territory to a person who TEAMM knows or believes will resell the Product outside the Territory.

TEAMM may, upon the prior written approval of Arius, which may be withheld in Arius’ sole discretion, distribute the Product through one or more reasonably qualified agents (“Subdistributors”); provided, however that any such permitted Subdistributors enter into a written agreement with TEAMM and Arius requiring them to assume the obligations of TEAMM under this Agreement and abide by and perform in accordance with and subject to the terms and conditions of this Agreement.

3.2	Exclusivity. During the term of this Agreement, TEAMM shall not sell any Competing Product other than the Product for the treatment of nausea and vomiting in the Territory without Arius’ written consent. TEAMM shall not distribute Product outside the Territory.

3.3	Supply Requirements. TEAMM shall purchase from Arius all of TEAMM’s requirements of the Product for marketing, sample, and resale purposes within the Territory. During the term of this Agreement, TEAMM shall not (i) manufacture any Product or any other product for the treatment of nausea and vomiting or (ii) purchase any Product or any other product for the treatment of nausea and vomiting from a supplier other than Arius.

3.4	Performance Requirements.

(a)

TEAMM shall use commercially reasonable and diligent efforts to launch the marketing and sale of the Product within ninety (90) days of the Approval Date and promote the sale of the Product consistent with any marketing plan established by the Marketing Committee established in Section 4.1 below, which shall require, but not be limited to, the dedication of efforts and resources no less than would reasonably be expected to be applied consistent with generally prevailing standards and practices in the pharmaceutical industry in the Territory, taking into account competition, the properties of the Product, the approved claim structure for the Product, the sales and profit potential of the Products (and competing or similar products), and the nature and extent of the Product’s market exclusivity. TEAMM shall maintain standards with respect to the quantity and quality of, and expenditures on, marketing and promotion of the Product, including the dedication of its sales force’s efforts with respect thereto, at least at a level equivalent to the standards then employed by TEAMM with respect to its other products having substantially similar market exclusivity and/or regulatory approvals (i.e. proprietary brand products). TEAMM’s promotional efforts shall include, but not be limited to, preparing and distributing promotional materials to be used in the Territory by TEAMM, actively and regularly participating in and/or sponsoring appropriate trade shows and conferences, advertising in trade or consumer publications applicable to the Territory, directly soliciting healthcare providers and customers within the Territory by the TEAMM sales force, and the distribution of free samples of the Product to such providers and/or customers in amounts equal to or in excess of the minimum amounts described on Exhibit C, attached hereto and incorporated herein by reference, provided that the distribution of such samples shall be consistent with principles of prompt and diligent marketing and sale of the Product in the Territory, good pharmaceutical sales practices, the maximization of Net Sales, and all applicable laws, rules, and regulations.

(b)	TEAMM shall expend reasonably sufficient financial resources to fund the efforts described in Section 3.4(a), with such annual expenditures with respect to the Product equaling or exceeding the amounts described on Exhibit C, attached hereto and incorporated herein by reference, and shall allocate such expenditures among its marketing activities, including but not limited to preparing and distributing promotional materials, actively and regularly participating in and/or sponsoring appropriate trade shows and conferences, and advertising in trade or consumer publications, in a commercially reasonable fashion consistent with principles of prompt and diligent marketing and sale of the Product in the Territory, good pharmaceutical sales practices, and the maximization of Net Sales.

(c)

TEAMM shall have a sales force of at least fifty (50) hospital/oncology sales representatives employed, reasonably trained, and fully active in the field at least six (6) months prior to the Approval Date. TEAMM shall train all such sales representatives to sell the Product to a level that is commercially reasonable, customary, and competitive with respect to the pharmaceutical industry and the market for the Product and products similar thereto. TEAMM shall dedicate a commercially reasonable portion of such sales force’s efforts to the promotion and sale of the Product consistent with principles of prompt and diligent marketing and sale of the Product in the Territory, good pharmaceutical sales practices, and the maximization of Net Sales, provided that (i) the number of its sales representatives so dedicated shall equal or exceed the minimum numbers described on Exhibit C during the specified time periods and (ii) the Product shall occupy the “first position” with respect to all “supportive care” products marketed by the specialty sales force (ie. oncology & hospital), having the highest priority in terms of sales and marketing efforts of each such representative as compared to all other “supportive care” products sold and marketed by such representatives, for the first 12 months following the Product’s approval and whose positioning shall be reviewed on an annual basis.

(d)	TEAMM shall comply with the Act and all other applicable, legal, health and safety requirements, laws and regulations in all marketing and sales activities. TEAMM shall not promote the Product for any uses not approved for the Product by FDA.

3.5	Terms and Conditions. All orders for the Product shall be initiated by written purchase orders. No order shall be binding unless consistent with this Agreement. Acceptance by Arius of TEAMM’s purchase orders is expressly limited to and conditioned upon, and only upon, TEAMM’s acceptance of the terms and conditions set forth in this Agreement, which may not be changed or waived except in a writing signed by the parties. TEAMM’s purchase orders submitted to Arius shall be governed by the terms of this Agreement and Arius’ published Standard Terms and Conditions of Sale as in effect at the time of such purchase; provided, however, that in the event of a conflict between the terms of this Agreement and Arius’ Standard Terms and Conditions of Sale, this Agreement shall control and any additional, inconsistent or different terms and conditions contained in any purchase order, acknowledgment, confirmation, acceptance, invoice, or other documents supplied by TEAMM or Arius are hereby expressly rejected. A copy of Arius’ current Standard Terms and Conditions of Sale is attached hereto as Exhibit D and incorporated herein by reference. Arius shall advise TEAMM in writing at least thirty (30) days in advance of any proposed material changes to the Standard Terms and Conditions.

3.6	Rejection. TEAMM shall notify Arius of obvious damage relating to the manufacturing or packaging of the Product (other than damage solely associated with the shipping of the Product) within ten (10) days of its receipt of such Product, with such notice stating with particularity the reason for such rejection. Any such Product not rejected for obvious damage within ten (10) days after receipt by TEAMM or its distributors (the “Rejection Period”) shall be deemed accepted. Arius shall promptly replace any rejected Product. After the Rejection Period, TEAMM may not return any such obviously damaged Product for any reason, and Arius shall have no liability with respect to such damaged Product, without Arius’ prior written consent.

3.7	BEMA Option. In the event Arms acquires exclusive rights to BEMA Technology, TEAMM shall have a sixty (60) day period following its notice of such acquisition (the “Option Period”) within which it shall have the option to acquire an exclusive license in the Territory to market and distribute a single therapeutic product which uses or incorporates BEMA Technology within a single therapeutic field on terms to be negotiated in good faith by the parties, provided that such option shall not apply with respect to any product, product candidate, or potential product (i) used for treating pain, migraine, nausea and vomiting, insomnia, anxiety, anesthesia, and sexual dysfunction or (ii) incorporating atropine or desmopressin (“Excluded Products”), provided that Arius reserves the right to offer TEAMM exclusive rights to any Excluded Product, in Arius’ sole discretion. If such option is exercised, the parties shall negotiate in good faith with respect to the terms of such product’s development and distribution, provided that (i) any such agreement shall require that TEAMM shall be responsible for all research and development costs associated with the development of such product and (ii) the terms of any such license, and any other associated agreements, shall be commercially reasonable. During the Option Period, Arius shall not offer a license to any other party with respect to the product of interest to TEAMM, as permitted by this Agreement. If TEAMM declines its option or the parties are unable to reach material agreement on the terms of a license agreement during the Option Period, Arius shall be free to license all rights in the BEMA Technology without restriction.

4. Marketing and Support Activities.

4.1

Marketing Committee. Beginning six (6) months following the Effective Date, the parties shall establish a Marketing Committee directed by a representative of TEAMM and consisting of an equal number of representatives of each party which will meet at least quarterly, at mutually agreeable times and locations, to discuss and plan the marketing, promotion, detailing, and sale of the Product by TEAMM under this Agreement, the strategies and programs that should be developed to maximize Net Sales, and the budgets required to support all such activities. The Marketing Committee shall (i) coordinate the launch of the Product by TEAMM under this Agreement and (ii) guide all continuing marketing, promotion, detailing, and sales efforts with respect to the Product under this Agreement, which shall include the undertaking of price sensitivity and market research studies, to be used in formulating pricing and other strategies with respect to the Product. Although the parties intend to work cooperatively, TEAMM will have authority and final responsibility for developing marketing strategies, tactics, and budgets, including but not limited to detailing strategies with respect to the Product. The Marketing Committee shall develop and formulate detailed marketing plans and budgets for specified periods (collectively, the “Marketing Plan”) which shall set forth marketing strategies and tactics relating to the Product. TEAMM, however, shall have the final responsibility for, and control over, the development and content of the Marketing Plan. Each party shall have the right to comment upon and make recommendations to the other party regarding the other party’s activities under this Agreement, which recommendations the other party shall thoroughly evaluate and consider. Notwithstanding the foregoing, the Marketing Plan and any and all other plans, strategies, or actions taken or adopted by the Marketing Committee or by TEAMM in executing the Marketing Plan shall be consistent with and subject to the general and specific requirements set forth throughout this Agreement, including its Exhibits, the requirements or limitations of any regulatory approval obtained with respect to the Product, and all applicable laws, rules, and regulations.

4.2	Marketing Reports. Within thirty (30) days of the end of each Quarter, TEAMM shall provide Arius with a sales report, market share report, all information available to TEAMM regarding the Product and its ability to compete with other products for related uses and to meet customer needs, detailed information regarding sales of the Product such as pricing trends by geographic region, sales information indicating sales by geographic region, and sales by medical or physician specialty and other market subcomponents, price sensitivity studies or testing, and any other market analysis produced or acquired in the normal course of TEAMM’s business which Arius may reasonably require or properly consider advisable or necessary, in the interest of its business to which this Agreement relates.

4.3	Promotional Material. TEAMM shall prepare promotional literature and advertisements for the product, copies of which shall be submitted to Arius in advance of their use or distribution, and TEAMM shall utilize such materials in its marketing efforts, provided that the use of any such materials shall require Arius’ prior written approval, such approval not to be unreasonably withheld. Arius will also furnish TEAMM with copies of promotional literature and advertisements, if any, it prepares for the Product and wishes TEAMM to use. Arius and TEAMM shall comply with all requirements of the Act and applicable federal, state, and local laws rules, and regulations in their advertising and other promotional activities. TEAMM shall cease and desist using any such materials to the extent Arius notifies TEAMM of Arius’ good faith belief that any such materials violate any such laws, rules, or regulations.

4.4

Packaging, Labeling. Arius shall manufacture, label and package, or shall cause its Contract Manufacturer(s) to manufacture, label, and package, the Product in final form, as determined by Arius in its sole discretion, for distribution by TEAMM with TEAMM labeling and NDC codes. In addition to all applicable legal requirements, the labels shall (i) comply with the requirements set forth in Section 4.5 below, (ii) prominently and clearly display “Arius™” or “Arius®” as appropriate, and (iii) prominently and clearly identify Arius (or its Contract Manufacturer(s), if so requested by Arius) as the manufacturer of the Product. TEAMM shall not repackage or label any Product and shall not alter any Product or any package or label used in connection with any Product except as specifically authorized in writing by Arius. In the event that Arius shall authorize or require repackaging or re-labeling, TEAMM shall comply in all respects with the instructions of Arius, at the expense of Arius.

4.5	Trademarks and Trade Names. Effective upon the Approval Date, Arius hereby grants TEAMM the nontransferable, nonexclusive right to use in the Territory the trademarks and trade names listed on Exhibit E, attached hereto and incorporated herein by reference, and any other trademarks owned or licensed by Arius which it may designate in writing for use by TEAMM (collectively, the “Trademarks”) in connection with the marketing and sale of the Product for the term of this Agreement. The Product shall be marketed and sold only under the Trademarks, and the name “Arius “ as required under Section 4.4. TEAMM acknowledges that it has and will obtain no proprietary interest in the Trademarks and agrees not to use the same as part of its corporate or business name. TEAMM’s right to the use of any Trademark or other property of Arius shall terminate immediately upon termination of this Agreement. TEAMM shall use the Trademarks only in the manner prescribed by Arius. The Product is offered for sale and sold by Arius subject in every case to the condition that such sale does not convey any licenses, express or implied, to manufacture, duplicate or otherwise copy or reproduce any Product. In the event of termination of this Agreement, TEAMM shall not manufacture or have manufactured any products utilizing any information belonging to Arius.

4.6	Marketing Assistance/Training. Arius agrees to provide technical training, and technical assistance to TEAMM personnel at periodic intervals, if necessary, with the frequency and content to be determined by mutual agreement.

4.7	Support. Arius will use reasonable efforts to support the sale of the Product by TEAMM where requested by TEAMM. Such support shall be provided in the sole discretion of Arius and at TEAMM’s expense.

4.8	Product Warranty. TEAMM shall make no representation or warranty about the Product, whether in writing or orally, except as is contained in written materials authorized or delivered to TEAMM by Arius expressly for use in promoting the sale of the Product or as may otherwise be agreed to by Arius in writing.

5. Compliance; Supply.

5.1	Registrations.

(a)	Arius shall use commercially reasonable efforts to maintain regulatory approvals and requirements for it to sell the Product in the Territory. Arius shall have sole discretion as to the commercial reasonableness of any acts required on its part to maintain any regulatory approval or requirement.

(b)	Arius shall promptly provide to TEAMM copies of all required Product notifications and registrations to regulatory agencies, including copies of all letters received from the FDA.

5.2	Reporting Obligations. TEAMM shall maintain, or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Product purchased by TEAMM from Arius. Arius shall promptly provide to TEAMM copies of any and all complaints or other reports of any material adverse events, side effects, injury, toxicity or sensitivity reaction associated with the Product of which Arius becomes aware, whether or not any such effect is attributable to the Product, as well as responses sent, if any. TEAMM shall promptly provide Arius with copies of any and all complaints or other reports of any material adverse events, side effects, injury, toxicity or sensitivity reaction associated with the Product of which TEAMM becomes aware in a manner that shall permit Arius to comply with all applicable laws, rules, and regulations. Except to the extent TEAMM is otherwise required by law, Arius shall submit to the FDA all reports of complaints, malfunctions, failures or deterioration in the characteristics or performance or instructions for use or inadequacy in labeling which may have led or lead to death or serious injury and all other information about the Product required to be submitted to any regulatory agency.

5.3	Manufacturing. Arius shall use commercially reasonable efforts to comply and cause its Contract Manufacturer(s) to comply, as appropriate, with all applicable GMP requirements, including all national technical and quality standards applicable to the Product which are incorporated into GMP. Arius and its Contract Manufacturer(s) shall have sole discretion as to the commercial reasonableness of any acts required on their part with respect to GMP compliance, provided, however, Arius shall notify TEAMM of any citations from discussions with a regulatory body where such discussions and citations relate to a material aspect of GMP compliance.

5.4

Product Recalls, Market Withdrawals, and Field Corrective Actions. In the event (i) any government authority issues a directive or order that a Product be recalled or withdrawn, or that a field corrective action be taken with respect to any Product, (ii) a court of competent jurisdiction orders such a Recall, or (iii) Arius determines, in its sole discretion, that a Recall should take place with respect to a Product, the parties shall promptly take all appropriate corrective actions, as determined by Arius in its sole discretion, consistent with applicable legal requirements, guidelines, directives, orders, or injunctions. TEAMM will, upon written approval by Arius, provide immediate written notice to customers of the Recall of the Product. Arius shall be responsible for the reasonable, documented cost of notifying end users and for determining the corrective actions to be taken and the reasonable, documented costs incurred in taking such actions, unless the Recall is a direct result of a TEAMM act or omission, in which case TEAMM shall bear all such costs. Arius and TEAMM shall fully cooperate with one another and provide all reasonable assistance in conducting any Recall under this Section 5.4. TEAMM shall maintain detailed records of all sales of the Product sufficient to carry out a Recall with respect to Product purchased under the Agreement. TEAMM shall not be entitled to effect any Recall with respect to the Product without Arius’ prior written consent, provided that, notwithstanding the foregoing, TEAMM may immediately effect any Recall as required to comply with any regulatory or legal requirements, guidelines, directives, orders, or injunctions. For purposes of this Agreement, a “Recall” shall mean a recall, market withdrawal, or field corrective action.

5.5	General Obligations of Arius and TEAMM.

(a)	TEAMM shall purchase all of its requirements for Product from Arius. Except as otherwise expressly provided in the Agreement, Arius shall manufacture, test, package, and label the Product or use commercially reasonable efforts to cause its Contract Manufacturer(s) to do the same. TEAMM shall price, invoice, and have shipped in the Territory all Product.

(b)	Arius shall manufacture, test, package, label and release, or use commercially reasonable efforts to cause its Contract Manufacturer(s) to manufacture, test, package, label, and release, the Product in accordance with all applicable GMP requirements. TEAMM shall maintain, store and ship the Product in accordance with all applicable GMP and other regulatory requirements.

(c)	Each party shall promptly notify the other party of, and shall provide the other party with copies of, any correspondence and other documentation received or prepared in connection with any of the following events: (1) receipt of any material correspondence from the FDA in connection with the manufacture, sale, promotion, marketing, distribution, or use of the Product; (2) any Recall of the Product; or (3) any regulatory comments relating to the manufacture of the Product requiring a response or action by either party.

(d)	Arius shall maintain all manufacturing and analytical records, all records of shipments of Product from Arius, and all validation data relating to the Product for the time periods required by applicable laws and regulations, or provide for the same in its manufacturing contracts for the Product with its Contract Manufacturer(s). Arius shall make such data available to the FDA upon request of the FDA, such request being made either directly to TEAMM or to Arius, or otherwise as required by applicable law.

5.6	Product Ordering.

(a)

Forecasts. Arius shall provide advance written notice to TEAMM of, and, as requested by Arius, TEAMM shall attend and participate in, all meetings between Arius and RB regarding the establishment of annual forecasts for the supply of Product pursuant to Section 5.3 of the RB License, which meetings shall be held ninety (90) days before the beginning of each calendar year or at such other times as TEAMM and RB may agree. Each annual forecast established by RB and Arius at such meetings, or otherwise established pursuant to the procedures established in Section 5.3 of the RB License (each, a “Forecast”), which provision is incorporated herein by reference, shall be binding upon TEAMM for purposes of this Agreement.

(b)	Orders. TEAMM shall, not less than one hundred five (105) days before the beginning of each Quarter, give Arius its binding order for Product to be delivered to TEAMM during that Quarter with a proposed delivery schedule (an “Order”). Arius may, at its discretion, accept amendment to an Order made by TEAMM within thirty (30) days after the order is given. In each and every Calendar Year during the term of this Agreement other than the first Calendar Year, TEAMM shall purchase a volume of Product equal to at least eighty-five percent (85%) of the amount detailed in the Forecast for such Calendar Year. If TEAMM does not purchase such minimum volume of Product, it shall be in breach of this Section 5.6(b) and, in addition to and without limiting any legal remedies Arius may have for such breach, Arius shall be entitled to, at any time, immediately terminate this Agreement, or render it non-exclusive, in Arius’ sole discretion, and enter into alternative distribution agreements in the Territory, at which point TEAMM shall receive no additional compensation.

(c)	Order Submission. TEAMM shall initiate orders for Product, including those for sale and for use as marketing samples, by written purchase orders, which may be submitted by facsimile. Orders are subject to acceptance by Arius, preferably by reply facsimile. In the event TEAMM’s purchase order contains terms and conditions which are in addition to, or differ from or contradict the terms of this Agreement, the terms of this Agreement shall control.

(d)

Delivery. Arius shall use commercially reasonable efforts to supply the Product ordered by TEAMM, provided, however, that (i) Arius shall not be obligated to deliver Product to the extent that orders for such Product placed with respect to a particular Forecast exceed 120% of the quantities stated with respect to such Forecast and (ii) the amount of products ordered by TEAMM in a particular Calendar Year other than the first Calendar Year shall not be less than eighty-five percent (85%) of the quantities stated with in the Forecast with respect to such Calendar Year. Subject to this subsection (d), Arius shall use all commercially reasonable efforts to deliver according to the delivery schedule with respect to each order but shall not be liable if any such shipment is delayed unless such delay is due to its gross negligence. Arius shipments of Product shall be delivered, properly packed for distribution, FOB Arius’ or its Contract Manufacturers’ distribution site(s), at which time title, ownership and risk of loss and damage shall pass to TEAMM. All freight and insurance expenses, as well as any special handling or special packing expenses requested by TEAMM, shall be paid by TEAMM. TEAMM shall bear any and all applicable taxes, duties and similar charges that may be assessed against any Product after delivery to the carrier at Arius’ or its Contract Manufacturers’ distribution site(s). Arius shall include, or cause its Contract Manufacturer’s to include, shipping documents with Product in accordance with TEAMM’s reasonable requests.

5.7	Packaging. Arius shall provide, or cause its Contract Manufacturer(s) to provide, all necessary labels and package inserts for all Product as well as for the shipping container, which labels and package inserts shall comply with applicable FDA requirements. TEAMM shall not use any other labels or package inserts for the Product.

5.8	Taxes; Duties. The actual amount of sales, use, excise, value-added and similar taxes levied upon or applicable to the transfer of Product to TEAMM are payable by TEAMM. TEAMM shall pay all duties, tariffs, surcharges and other customs and other governmental fees levied in connection with any shipment of the Product.

6. Product Warranty.

6.1	Standard Limited Warranty. Arius warrants that the Product shall, at the time of shipment, (a) comply with the requirements of the Act, if applicable, and shall until their expiration date conform to the labeling and package inserts; (b) will not be products that are adulterated or misbranded within the meaning of the Act; (c) shall have been manufactured, packaged, stored and shipped in conformity with applicable GMP requirements; and (d) will not be products that may not be introduced into interstate commerce pursuant to applicable federal or state law.

This limited warranty is contingent upon proper use of the Product in the application(s) for which the Product was intended and does not cover any Product that was modified without Arius’ written approval, that have expired, or that were improperly stored or handled.

6.2	No Other Warranty. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN SECTION 6.1 ABOVE, ARIUS GRANTS NO WARRANTIES FOR THE PRODUCT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ARIUS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON-INFRINGEMENT.

6.3	Remedy and Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED HEREIN, ARIUS’ LIABILITY, TEAMM’S AND ITS CUSTOMERS SOLE REMEDY, AND THE LIMITED WARRANTY UNDER THIS AGREEMENT

WITH RESPECT TO THE PRODUCT SHALL BE LIMITED TO A REFUND OF TEAMM’S COST OF THE PRODUCT OR REPLACEMENT, AT ARIUS’ SOLE DISCRETION. IN NO EVENT SHALL ARIUS BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE PRODUCT OR FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY OR OTHERWISE.

7. Product Price, Royalties, and Milestone Payments.

7.1	Product Purchase Price. TEAMM shall pay Arius a purchase price per [*] tablet of Product in amounts set by Arius, with respect to each of the [*] bottle, [*] box, and any other packaging forms in which the Product will be sold, based on Arius’ costs and expenses related to the administration, supply, manufacturing, and packaging of the Product (each, the “Purchase Price” with respect to each packaging form), provided that Arius, at its sole discretion, may adjust such prices from time to time during the term of this Agreement in amounts equal to cost increases from Arius’ manufacturer. Arius currently estimates that the Purchase Price will be between $[*] tablet, excluding costs related to additional requirements or features requested by TEAMM, which costs shall be the sole responsibility of TEAMM. The parties shall enter into a separate supply agreement on commercially reasonable terms governing the final Purchase Prices, packaging requirements, and other details of Arius’ obligations with respect to the delivery of Product to TEAMM, consistent with the terms of this Agreement, prior to Arius’ initial delivery of Product to TEAMM hereunder.

7.2	Resale Prices. TEAMM may offer the Product to its customers at such prices as it, in its sole discretion, may determine, provided that TEAMM shall price the Product for sale consistent with principles of good pharmaceutical sales practices and the maximization of Net Sales, based on the price sensitivity and market research studies conducted by TEAMM pursuant to Section 4.1. Arius shall have no right to determine the prices at which TEAMM may offer the Product for resale. TEAMM currently estimates that the retail price will be between $[*] and $[*] per tablet.

7.3	Samples. Beginning on the Approval Date and for the remaining term of this Agreement, Arius shall supply Product to TEAMM for use as marketing samples for distribution to healthcare providers in accordance with Sections 3.4 and 5.7, and TEAMM shall order amounts of Product for use as samples equal to or in excess of the minimum amounts set forth on Exhibit C. The price for such Product shall be equal to that set in Section 7.1 above, and shall be paid by TEAMM to Arius as part of its payment for all Product ordered from Arius under this Agreement.

7.4

Minimum Sales. For each Calendar Year other than the first Calendar Year, TEAMM shall sell Product in amounts equaling or exceeding [*]% of the amounts detailed in the Forecast for such Calendar Year. Notwithstanding the foregoing, if TEAMM fails to sell at least [*]%

[*] of amounts detailed in the Forecast for any such Calendar Year, TEAMM shall be in breach of this Section 7.4 and, in addition to and without limiting any legal remedies Arius may have for such breach, Arius shall be entitled to terminate this Agreement at any time, or render it non-exclusive, in its sole discretion, and enter into alternative distribution agreements in the Territory.

7.5	Fees and Royalties.

a)	Upfront Fee. TEAMM shall pay Arius a non-refundable fee of $[*] upon execution of this Agreement.

b)	Milestone Payments.

1.	Within thirty (30) days of Arius achieving a milestone event listed below with respect to the Product, TEAMM shall pay Arius the corresponding non-refundable fees specified below.

Milestone	Payment
Confirmation by FDA of NDA requirements	$	[	*]
Filing and acceptance of NDA by FDA	$	[	*]
Approval of NDA by FDA	$	[	*]

2.	Upon the earlier of (i) Arius’ execution of a definitive agreement with a third party for the conduct of a clinical study with respect to Product or (ii) initiation of the conduct of such a clinical study (“Study Initiation Date”), TEAMM shall pay Arius an additional non-refundable fee of $[*] (the “Study Fee”). Such fee shall be payable in six (6) equal monthly installments of $[*] beginning on the Study Initiation Date, provided that (i) if Arius’ costs to conduct such clinical study exceed such amount with respect to any particular month, Arius may request, and TEAMM shall pay, an additional amount as reasonably necessary to support such costs and (ii) in any event, the “Study Fee” payable under this Section Section 7.5(b)2 shall total, and not exceed, $[*]. Notwithstanding the foregoing, in the event TEAMM does not have sufficiently available funds to make any of the payments under this Section 7.5(b)2 when due, TEAMM shall be permitted to delay such payment until the earlier of (i) the availability of sufficient funds to make such payment or (ii) the date 6 months from the initial due date of such payment. In the event of any such delay in payment by TEAMM, TEAM shall also reimburse Arius for any interest, late payment fee, or similar amount owed or paid to third party lenders or contractors by TEAMM as a result of such delay, which reimbursement shall be due no later than the six (6) month anniversary of the Study Initiation Date.

(c)	Royalties. Beginning on the Approval Date and continuing for the life of this Agreement, TEAMM will pay Arius an amount equal to [*]% Net Sales. Amounts hereunder shall be reported and paid in accordance with Section 7.7.

(d)	Minimum Royalties. Should the royalties paid pursuant to Section 7.5(c) above for a particular four Quarter period following the Approval Date not equal the amount specified below for minimum royalties, TEAMM shall pay to Arius in each such year the difference between the minimum sum specified below and the total royalties paid pursuant to Section 7.5(c) with respect to such four Quarters. TEAMM’s obligation to pay minimum annual royalties shall commence as of the first Quarter following Approval Date. Minimum annual royalties shall be (i) $[*] for the first four Quarters following the Approval Date and (ii) $[*] for every four Quarter period thereafter, pro rated for any portion thereof, until the initial sale of a Generic Competitor to the Product.

7.6	Invoice Payment Date. All Arius invoices for amounts due as a result of TEAMM’s purchase of the Product from Arius hereunder shall be sent simultaneously with or promptly following the shipment of such Product, and be paid by TEAMM net 30 days from date of invoice in US Dollars. All Arius invoices for amounts due pursuant to Section 7.5(b) shall be sent promptly upon Arius’ achievement of the applicable milestone, and be paid net 30 days from date of invoice in US Dollars. Any amounts invoiced pursuant to the foregoing or any other amounts not paid when due under this Agreement shall be subject to a service charge at the lower of the rate of one and one-half (1.5%) percent per month or the maximum rate permitted by law. If TEAMM fails to make any payment to Arius when due under this Agreement, Arius may, upon thirty (30) days written notice to TEAMM, without affecting any other rights under this Agreement, and in Arius’ sole discretion, (i) terminate this Agreement, (ii) cancel or delay shipments hereunder, or (iii) render the rights granted hereunder nonexclusive.

7.7

Sales Reporting and Payment Dates. After the Approval Date, TEAMM shall make quarterly written reports to Arius within thirty (30) days after the end of each Quarter during the term of this Agreement and as of such dates, stating in each such report the calculation of royalties payable under this Agreement, including but not limited to the number, description, and aggregate gross sales and Net Sales of Product sold during the previous Quarter, the volume of Product which has been supplied to customers during the previous Quarter, and the amount of royalties due and payable and the amount of any tax deductible or due to be deducted from such figures. The first such report shall include all such Product so sold prior to the date of such report. Concurrently with the making of each such report, TEAMM shall pay Arius (i) the amount specified in Section 7.5(c) of this Agreement on the Product included therein and (ii) any amounts which may be due under Section 7.5(d) in the event the amounts payable under

Section 7.5(c) do not equal or exceed the minimum royalty amounts described therein.

7.8	Accounting and Records. TEAMM will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to Arius and all amounts spent by TEAMM in support of its activities under this Agreement. Such books and records will be kept at TEAMM’s principal place of business for at least five (5) years following the end of the Quarter to which they pertain, and will be open at all reasonable times for inspection and audit by Arius and or its designees for the purpose of verifying TEAMM’s royalty statements or compliance with any other provision of this Agreement. Arius and any such designees will be obliged to treat as confidential all relevant matters except information relating to the accuracy of such reports and payments or except as required by law. Such inspections shall be at the expense of Arius, unless (i) an underpayment in excess of three percent (3%) is discovered in the course of any such inspection or (ii) such inspection reveals a material breach of TEAMM’s non-royalty obligations hereunder, whereupon all costs relating thereto shall be paid by TEAMM. TEAMM will pay to Arius within thirty (30) days of receiving notice from Arius the full amount of any underpayment, together with interest thereon as described in Section 7.6 above.

8. Confidentiality.

8.1	Non-Disclosure. During the duration of this Agreement and thereafter, neither party shall disclose to third parties, or use for its benefit, in whole or in part, any Proprietary Information received from other party, except to the extent required to perform its obligations under this Agreement or comply with the Act or other laws. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information, including, without limitation:

(a)	ensuring that only its employees whose duties require them to possess such information have access thereto;

(b)	ensuring that such employees are contractually bound to maintain the confidentiality of such information on terms substantially similar to those of this Agreement; and

(c)	exercising at least the same degree of care that it uses for its own Proprietary Information, which degree of care shall be no less than reasonable.

8.2

Duties Upon Termination. Except as otherwise permitted under this Agreement, upon request by the disclosing party after expiration or termination of this Agreement, the other party shall either return all of such disclosing party’s Proprietary Information (including data, memoranda, drawings and other writings and tapes and all copies thereof) received or prepared by it or destroy the same, and, in any event, shall make no further use of such Proprietary Information provided, however, that counsel for the receiving party may keep one copy of the Proprietary Information for purposes of ascertaining the receiving party’s obligations pursuant to this Section 8.

8.3	Use of Proprietary Information. During the duration of this Agreement and thereafter, neither party shall use the other party’s Proprietary Information for any purposes, except to perform its obligations hereunder or ascertain the other party’s compliance with the terms of this Agreement.

8.4	Injunctive Relief. Each party acknowledges that the other party would not have an adequate remedy at law for breach of any of the covenants contained in this Section 8 and hereby consents to the enforcement of same by the other party by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that the other party shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief.

9. Indemnification.

9.1	Indemnification by Arius. Subject to TEAMM’s compliance with its obligations set forth in Section 9.3 below, Arius shall indemnify, defend and hold TEAMM and its Subdistributors, their shareholders, directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees and other costs of defense) (collectively “Losses”) attributable to, or arising out of a breach by Arius of any of Arius’ warranties, representations, covenants or obligations hereunder or any claim, lawsuit or other action by a third party for breach of contract, personal injury or property damage to the extent caused by a breach by Arius of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by Arius’ fault, negligence or breach of any of its obligations hereunder concerning the use or sale of the Product.

9.2	Indemnification by TEAMM. Subject to Arius’ compliance with its obligations set forth in Section 9.3 below, TEAMM shall indemnify, defend and hold Arius, its Contract Manufacturers, shareholders, directors, officers, employees and agents harmless from and against any and all Losses attributable to, or arising out of a breach by TEAMM of any of TEAMM’s warranties, representations, covenants or obligations hereunder, or any claim, lawsuit or other action by a third party for, breach of contract, personal injury or property damage to the extent caused by a breach by TEAMM of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by TEAMM’s fault, negligence or breach of any its obligations hereunder concerning the use or sale of the Product.

9.3	Notice and Assistance. A party (the “indemnitee”) which intends to claim indemnification under this Section 9 shall promptly notify the other party (the

“indemnitor”) in writing of any action, claim or other matter in respect of which the indemnitee or any of its employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee’s rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. At the expense of the indemnitor, the indemnitee shall render the indemnitor all assistance reasonably necessary in defending against such claim, suit, or action. The indemnitee party shall have the right at its expense, to retain separate counsel to act in an advisory capacity in connection with any matter involving a claim for indemnity and the indemnitor will cooperate with such counsel.

10. Patents.

10.1	Ownership. Except as provided herein with respect to trademarks, TEAMM acknowledges that it does not have, nor does it hereby acquire, any right, title and interest in and to any patents, patent applications, trademarks or other proprietary rights of Arius or its licensors. All right, title, and interest to all inventions, discoveries, and improvements relating to the Product, including but not limited to those made by TEAMM, whether or not patentable (“Improvements”), and the intellectual property rights related thereto, shall be owned by Arius. TEAMM agrees to (i) promptly disclose all Improvements to Arius, (ii) assist Arius in every proper way to obtain and from time to time to enforce its rights relating to Improvements, and (iii) execute and deliver to Arius or its nominee upon request all such documents or undertake such actions as Arius or its nominee may determine are necessary or appropriate to effect the foregoing, including assignments of inventions. In furtherance of the foregoing, TEAMM hereby designates and appoint Arius and its duly authorized officers and agents as their agents and attorneys-in-fact with respect to Improvements and any intellectual property rights related thereto, to act for and in behalf of TEAMM to execute and file any patents, applications, or official correspondence, and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by TEAMM.

10.2	Patent Infringement.

(a)

Defense. TEAMM agrees that Arius has the right to defend (or to have RB to defend) or, at Arius’ option, to settle (or to have RB settle), and Arius agrees, at its expense, to defend (or to have RB defend) or, at Arius’ option, to settle (or to have RB settle), each claim, suit or proceeding brought against TEAMM or TEAMM’s customers arising out of or related to an allegation of infringement of any United States patent, copyright, or trademark or misappropriation of trade secrets by the sale of Product sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Anus shall have sole control of any such action or settlement negotiations, and Arius agrees to pay, subject to the limitations hereinafter set forth, any final judgment (including all pre-judgment and post-judgment interest) entered against TEAMM or TEAMM’s customers on such issue in any such suit or proceeding defended by Arius. TEAMM agrees that Arius, at Arius’ sole option, shall be relieved of the foregoing obligations unless TEAMM or TEAMM’s customers shall notify Arius promptly in writing of such claim, suit or preceding and gives Arius authority to proceed as contemplated herein, and at Arius’ expense, cooperates with Arius to settle and/or defend any such claim, suit or proceeding. Arius shall not be liable for any costs or expenses incurred without Arius’ written authorization.

If Arius (or RB) is unable to procure a license from a third party owning or controlling rights that would be infringed or misappropriated by the manufacture, use, sale, offer for sale of the Product in the Territory on commercially reasonable terms, Arius shall so notify TEAMM and (i) TEAMM shall discontinue the marketing, promotion, sale, and distribution of such Product and (ii) all rights, obligations, and duties under this Agreement with respect to the supply, marketing, sale, and distribution of such infringing Product shall immediately terminate (except for those payment obligations incurred by TEAMM prior to such termination and such other rights, duties, and obligations that by their nature are reasonably intended to survive such termination); provided that prior to (i) TEAMM being required to cease such activities and (ii) the occurrence of such termination, the parties shall first confer in good faith as promptly as practicable as to whether to alter their approach to the infringing activities with respect to the Product that would avoid such infringement without adversely affecting their rights under this Agreement or otherwise adversely affecting the marketing, sale, or distribution of Product in the United States.

(b)

Limitation. Notwithstanding the provisions of Section 10.2(a) above, Arius assumes no liability for (i) infringements covering any composition, assembly, combination method or process in which the Product may be used but not covering the Product when used alone; provided, however, that such limitation shall not apply where the sale or use of the Product (whether or not in any composition, assembly, combination, method or process) is a sale for a use or a use intended or approved by Arius; (ii) infringements involving any marking or branding not applied by Arius or applied at the request of TEAMM; or (iii) infringements involving the modification of the Product, or any part thereof, unless such modification was performed by

Arius or in accordance with Arius’ written instructions or approved by Arius.

(c)	THE FOREGOING PROVISIONS OF THIS SECTION 10.2 STATE THE ENTIRE LIABILITY AND OBLIGATION OF ARIUS AND THE EXCLUSIVE REMEDY OF TEAMM WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCT OR ANY PART OR USE THEREOF.

(d)	Patent Enforcement. If TEAMM believes or becomes aware that a third party is reasonably likely to be infringing Arius’ patent rights in the Territory, TEAMM shall promptly notify Arius of that fact and shall provide to Arius reasonable evidence of any such claim based upon materials and information available to TEAMM. Upon receipt of evidence satisfactory to Arius of infringement, in Arius’ sole discretion, Arius shall then have the sole right (but not the obligation) to take action against such infringing third party.

(e)	Cooperation. If either party takes action against a third party pursuant to this Section 10.2, or if a third party claims the manufacture, use or sale of Product in the Territory infringes its patent or other proprietary rights, the other party agrees to provide reasonable assistance by supplying information within its control which may assist the party taking the enforcement action or defending such claim.

11. Term; Termination.

11.1	Term. The term of this Agreement shall be from , 2004 until the termination or expiration of the RB License pursuant to its terms, unless terminated earlier as otherwise provided for in this Agreement.

11.2	Termination for Cause - Either Party. Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by written notice to the other party upon the occurrence of any of the following:

(a)	an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import;

(b)	the other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business; or

(c)	after ninety (90) days’ written notice from the terminating party without cure by the other party of any material breach of this Agreement by the other party not involving minimum sales or payments.

11.3	Termination for Cause – Arius. In addition to the rights to terminate provided under Sections 5.7, 7.4, 7.6, and 11.2 hereof, and without prejudice to any other rights it may have hereunder or at law or in equity, Arius may terminate this Agreement at any time by written notice to TEAMM upon the failure by TEAMM to make payments to Arius when due as required by the terms of this Agreement.

11.4	Rights and Duties Upon Termination.

(a)	Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either parry prior to the effective date of termination, including (i) Arius’ delivery obligations resulting from any purchase order for Product placed by TEAMM prior to the earlier of (1) notice of termination or (2) the effective date of termination, (ii) TEAMM’s payment obligations for such orders, and (iii) any royalty payment obligations incurred on Product sold as a result of such orders, provided that the obligations described in (i) and (ii) above shall not survive a termination pursuant to Section 10.2(a) or that results from the termination of the RB License.

(b)

Except as provided otherwise in this Section 11.4, upon any termination of this Agreement that does not result from (i) the termination or expiration of the RB License or (ii) a termination pursuant to Section 10.2(a), Arius shall use reasonable efforts to continue to sell and supply Product to TEAMM’s customers. Arius will honor the terms and conditions of TEAMM contracts with its customers to the extent such agreements have been entered into in arms-length transactions, the prices charged for the supply of Product are commercially reasonable and consistent with the market price for similar products sold by Arius, and all other terms are commercially reasonable and consistent with the terms of this Agreement. Upon termination of this Agreement, TEAMM, if and as requested by Arius, shall assign to Arius (or such other entities designated by Arius) any and contracts for the sale of the Product entered into by TEAMM, formulary status records, product approvals, registrations and regulatory approvals to sell the Product in the Territory; or, if assignment of any such registration or approval is not permissible under applicable law, where requested by Arius, TEAMM shall grant Arius (or its designee) a right of reference to such registrations and approvals. TEAMM shall otherwise use reasonable efforts to enable Arius to import and sell the Product in the Territory. Notwithstanding the foregoing, with respect to the assignment of any customer contracts or other contracts for the sale of the Product, TEAMM shall remain fully liable for any breaches thereof or other liabilities or obligations arising under such contracts prior to the date of any assignment thereof and shall indemnify

Arius for any such liabilities or obligations, and no such liabilities or obligations shall be assigned to Arms without its prior written consent.

(c)	Upon termination of this Agreement, TEAMM will not for a period of one (1) years sell products for the treatment of nausea or vomiting.

(d)	If Arius terminates this Agreement pursuant to Sections 5.7, 7.4, 7.6,11.2, or 11.3 hereof, TEAMM shall immediately deliver to Arius all of TEAMM’s customer lists, existing contracts and orders, promotional materials, marketing data and programs, business plans, and all other related information concerning its sales efforts with respect to the Product, in order to enable Arius to undertake sales of the Product upon such termination, provided that such information shall be considered Arius’ Proprietary Information hereunder thereafter, subject to the obligations of non-use and confidentiality prescribed in this Agreement. Arius will have the option to purchase any remaining promotional materials from TEAMM at cost or the materials will be destroyed.

(e)	Sections of this Agreement shall survive any termination of this Agreement which relate to confidentiality, intellectual property rights, and indemnification, or otherwise which by their nature cannot be accomplished or fulfilled prior to termination or which relate to obligations of the parties accrued prior to termination.

11.5	Non-Competition. TEAMM shall not during the term of this Agreement manufacture, sell, distribute or cause to be distributed competing products for the treatment of nausea or vomiting.

12. Miscellaneous.

12.1	Choice of Law; Jurisdiction. This Agreement and all purchase orders issued hereunder shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, without regard to its conflict of laws rules. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts located in Wake County, North Carolina, or the United States’ federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

12.2

Notices. All notices, approvals or other communications required hereunder shall be hi writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

To TEAMM:

TEAMM Pharmaceuticals, Inc.

3000 Aerial Center Parkway, Suite 110

Morrisville, North Carolina 27560\

Attn: President

Fax: (919) 481-9300

To Arius:

Arius Pharmaceuticals, Inc.

Attn: President

Fax:

with a copy to:

Larry E. Robbins, Esq.

Wyrick Robbins Yates & Ponton, L.L.P.

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Fax: (919) 781-4865

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered or transmitted by facsimile, or five (5) days after so mailed.

12.3	Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

12.4	Entire Agreement. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.

12.5	No Waiver. The failure of either party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

12.6	Assignment, Binding Effect. Neither party shall assign this Agreement nor any of their respective rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to any person or entity to which substantially all of its assets are transferred by operation of law or otherwise, including, but without limitation, by merger or transfer of stock. Any other attempted assignment without such consent shall be void. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement.

12.7	Independent Contractor. Each party shall act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

12.8	Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.9	Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any of the other counterpart.

12.10	Force Majeure. Neither party shall be deemed to be in default for failure or delay in performance to the extent of causes which are reasonably unforeseeable or, if foreseeable, reasonably unremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.

12.11

Insurance. Arius and TEAMM shall at all times maintain insurance, including but not limited to product liability insurance, in commercially reasonable amounts for their respective obligations and potential liabilities hereunder, provided that, beginning on the Approval Date, each party shall maintain product liability with a coverage limit of not less than Ten Million Dollars ($10,000,000). Each party shall, at the request of the other party, provide such evidence of such insurance as requested, including a certificate of insurance.

[Signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

ARIUS PHARMACEUTICALS, INC.		TEAMM PHARMACEUTICALS, INC.

By:	/s/ Mark Sirgo	By:	/s/ Martin G. Baum

Name:	Mark Sirgo	Name:	Martin G. Baum

Title:	President and CEO	Title:	President and CEO

Accentia, Inc.

		By:	/s/ Frank E. O’Donnell, M.D.

		Name:	_Frank E. O’Donnell, M.D.

		Title:	Chairman_

EXHIBIT A

PRODUCT PATENTS

Title	Serial Numbers and Dates
Pharmaceutical compositions	4,717,723; January 5, 1988

EXHIBIT B

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS WARRANT AND SUCH UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IN NOT REQUIRED AND SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

ARIUS PHARMACEUTICALS, INC.

COMMON STOCK PURCHASE WARRANT

This Warrant is issued as of this the      day of                              , by Arius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to TEAMM Pharmaceuticals, Inc., a Delaware corporation and subsidiary of Accentia, Inc., a Florida corporation, or permitted assigns (the “Holder”).

1. Issuance of Warrant; Term; Price.

1.1 Issuance. Pursuant to Section 2.3 of that certain Distribution Agreement between the Company and the Holder, dated as of                          ,2004 (the “Distribution Agreement”), the Company hereby grants to Holder the right to purchase                      shares of the Company’s Common Stock, $.01 par value (“Common Stock”). The shares of securities for which this Warrant may be exercisable from time to time shall be referred to herein as the “Warrant Stock.”

1.2 Term. The shares of Warrant Stock issuable upon exercise of this Warrant are hereinafter referred to as the “Shares.” This Warrant shall be exercisable at any time and from time to time in whole or in part from the date hereof until the earliest to occur of the following: (i)                                      ,              [five years from date of issuance]; (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or other transaction as a result of which stockholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition (an “Acquisition”): (iii) any liquidation or winding up of the Company (a “Liquidation”); or (iv) the closing of a firm commitment underwritten public offering of Company Common Stock (a “Public Offering”). The Company shall give notice to the Holder of an Acquisition, Liquidation or Public Offering at least fifteen (15) days prior to the closing of such Acquisition, Liquidation or Public Offering.

1.3 Exercise Price. Subject to adjustment as hereinafter provided, the exercise price (the “Warrant Price”) per share for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be equal One Cent ($0.01) per share of Common Stock.

2. Adjustment of Warrant Price, Number and Kind of Shares. The Warrant Price and the number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time, and the Company agrees to provide ten (10) days written notice upon the happening of certain events, as follows.

2.1 Dividends in Stock Adjustment. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional securities or other property (other than cash) of the Company by way of dividend or distribution, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional securities or other property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Shares on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such Shares and/or all other additional securities or other property receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by this Section 2.

2.2 Reclassification or Reorganization Adjustment. In case of any changes in the class or kind of securities issuable upon exercise of this Warrant or any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) at any time and from time to time on or after the date hereof, the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change or reorganization, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 2.

2.3 Stock Splits and Reverse Stock Splits. If at any time on or after the date hereof the Company shall subdivide or otherwise change its outstanding shares of any securities receivable upon exercise of this Warrant into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of Shares receivable upon exercise of this Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of any securities receivable upon exercise of this Warrant shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of Shares receivable upon exercise of this Warrant shall thereby be proportionately decreased.

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2.4 Other Impairment. The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and conditions and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder against impairment.

3. No Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any subscription hereunder. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

4. No Stockholder Rights. This Warrant as such shall not entitle its holder to any of the rights of a stockholder of the Company until the holder has exercised this Warrant in accordance with Section 6 or Section 7 hereof.

5. Reservation of Stock. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Warrant Stock a sufficient number of shares to provide for the issuance of Warrant Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock upon the exercise of this Warrant.

6. Exercise of Warrant. This Warrant may be exercised by Holder by the surrender of this Warrant at the principal office of the Company, accompanied by payment in full of the purchase price of the shares purchased thereby, as described above. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person or entity entitled to receive the shares or other securities issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable, the Company shall issue and deliver to the person or entity entitled to receive the same a certificate or certificates for the number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The shares of Warrant Stock issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable. If this Warrant shall be exercised in part only, the Company shall, at the time of delivery of the certificate representing the Shares or other securities in respect of which this Warrant has been exercised, deliver to the Holder a new Warrant evidencing the right to purchase the remaining Shares or other securities purchasable under this Warrant, which new warrant shall, in all other respects, be identical to this Warrant.

7. Net Issue Election.

7.1 Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion hereof (the “Conversion Right”‘) into shares of Common Stock or Warrant Stock as provided in this Section 7. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall

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deliver to the Holder (without payment by the Holder of any cash or other consideration) that number of shares of Common Stock or Warrant Stock equal to the quotient obtained by dividing (x) the value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in subsection 7.2 hereof), which value shall be determined by subtracting (A) the aggregate Warrant Price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the Converted Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date (as herein defined) by (y) the fair market value of one share of Warrant Stock on the Conversion Date (as herein defined). No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as herein defined).

7.2 Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant that are being surrendered (referred to in subsection 7.1 hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon such surrender of this Warrant (the “Conversion Date”‘). Certificates for the shares of Common Stock or Warrant Stock issuable upon exercise of the Conversion Right (or any other securities deliverable in lieu thereof under Section 2) shall be issued as of the Conversion Date and shall be delivered to the Holder immediately following the Conversion Date, or, if requested at the time of surrender of this Warrant, held for pick-up by the Holder at the Company’s principal office.

7.3 Determination of Fair Market Value. For purposes of this Section 7, fair market value (the “Market Price”‘) of a share of Common Stock or Warrant Stock as of a particular date (the “Determination Date”‘) shall mean the average of the closing prices of such security’s sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the last sale prices quoted in the NASDAQ System, or if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of five (5) days consisting of the day prior to the day as of which “Market Price” is being determined and the five (5) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof as determined in good faith by the Company’s Board of Directors.

8. Certificate of Adjustment. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company

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setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

9. Notice of Proposed Transfers. This Warrant is transferable by the Holder hereof subject to compliance with this Section 9. Prior to any proposed transfer of this Warrant or the shares of Warrant Stock received on the exercise of this Warrant (the “Securities”), unless there is in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by either (i) an unqualified written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Act and any applicable state securities laws, or (ii) a “no action” letter from the Securities Exchange Commission (the “Commission”) to the effect that the transfer of such Securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of the Securities shall be entitled to transfer the Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. Each certificate evidencing the Securities transferred as above provided shall bear the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

10. Replacement of Warrants. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant, and in the case of any such loss, theft or destruction of the Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrant if mutilated, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11. Notice of Dividends and Developments. For so long as any part of this Warrant remains outstanding and unexercised, the Company will, upon the declaration of a cash dividend upon its Common Stock or Warrant Stock or other distribution to the Holders of its capital stock and at least ten (10) days prior to the record date, notify the Holder hereof of such declaration, which notice will contain, at a minimum, the following information: (a) the date of the declaration of the dividend or distribution, (b) the amount of such dividend or distribution, (c) the record date of such dividend or distribution, and (d) the payment date or distribution date of such dividend or distribution.

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12. Miscellaneous. This Warrant shall be governed by the laws of the State of North Carolina. The headings in this Warrant are for purposes of convenience of reference only, and shall not be deemed to constitute a part hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions. All notices and other communications from the Company to the Holder of this Warrant shall be given in writing and shall be deemed effectively given as provided in the Purchase Agreement

13. Taxes. The Company shall pay all issue taxes and other governmental charges (but not including any income taxes of a Holder) that may be imposed in respect of the issuance or delivery of the Shares or any portion thereof.

14. Amendment. Any term of this Warrant may be amended or waived with the written consent of the Company and the holders of Warrants representing a majority of the shares of Warrant Stock issuable upon exercise of the then outstanding unexercised warrants issued under the Purchase Agreement (the “ Milestone Warrants”); provided, however, that any such amendment or waiver that disproportionately affects any of the holders of the then outstanding unexercised warrants issued pursuant to the Purchase Agreement shall require the written consent of all such holders. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon each holder of any Milestone Warrant, each future holder of all such Milestone Warrants and the Company, and the Company shall promptly give notice to all holders of outstanding Milestone Warrants of any amendment or waiver effected in accordance with this Section 14.

15. Remedies. In the event of any default or threatened default by the Company in the performance of or observance with any of the terms of this Warrant, it is agreed that remedies at law are not and will not be adequate for the Holder and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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IN WITNESS WHEREOF, the undersigned officer of the Company has set his hands as of the date first above written.

ARIUS PHARMACEUTICALS, INC.

By:

Name:

Title:

EXHIBIT C

MINIMUM SAMPLE AND MARKETING REQUIREMENTS

	Initial Year Following Approval Date								Second Year Following Approval Date								Third Year Following Approval Date								Every Year Thereafter
	Ql		Q2		Q3		Q4		Ql		Q2		Q3		Q4		Ql		Q2		Q3		Q4		Ql		Q2		Q3		Q4
Samples of Product Purchased by TEAMM from Arius[1]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
Number of Sales Representatives[2,3]	At least 50								At least 50								At least 50								At least 50
Promotional Funding[4,5]	[*]								[*]								[*]								[*]

[1]	Measured in 1,000s of tablets.

[2]	Measured in number of critical care sales representatives detailing Product to high-prescribing target physicians in the Territory.

[3]	Salary and other compensation and/or employment- and travel-related expenses for sales representatives shall be borne by TEAMM.

[4]	Exclusive of costs of samples or salary and other compensation-, employment-, and travel-related expenses for sales representatives.

[5]	Measured in US$l,000s.

EXHIBIT D

STANDARD TERMS AND CONDITIONS OF SALE

I.	Definitions

Arius :	Arius Pharmaceuticals, Inc.

Buyer:	The person or organization that has placed an Order with Arius or with whom Arius has concluded an agreement.

Standard Terms:	These Standard Terms and Conditions of Sale.

Products:	The whole of the Products the subject of this Contract, as specified in the Offer or in the Order.

Offer:	The written proposition, made by Arius, which includes these Standard Terms, a specification of the Products and the current price.

Order:	The written request, made by the Buyer, including a specification of the Products to be ordered.

II.	Offers, goods, and specifications

1.	All offers, Orders and Contracts of Sale by Arius shall be subject to these Standard Terms

2.	These standard Terms can only be amended with the specific written consent of Arius.

III.	Orders

1.	No Order shall be binding on Arius until expressly accepted by Arius in writing.

2.	No Order may be cancelled and/or amended by the Buyer except with the written consent of Arius.

3.	Subject to the terms and conditions contained in the Distribution Agreement between Arius and Buyer, which shall govern and be superior to these Standard Terms and Conditions of Sale, and subject to any special terms subsequently agreed upon in writing between Arius and Buyer, these Standard Terms and Conditions of Sale represent the understanding between the parties and shall supersede and exclude any previous agreements between Arius and the Buyer in relation to their subject matter and all terms and/or General Conditions of whatever nature which the Buyer may in any way seek to impose.

IV.	Prices

1.	Unless otherwise agreed upon, all prices mentioned in Arius current standard price list are based on delivery FOB Arius.

2.	The price shall be exclusive of, and the Buyer shall pay, all duties or taxes arising in connection with the sale unless otherwise agreed to by Arius in writing.

V.	Payment

1.	Subject to any agreement to the contrary, payment must be made within 30 days from the date of the invoice.

2.	If the Buyer commits any breach of this Contract, all monies accrued and owing under this Contract shall immediately become due and payable.

3.	In the event of any late payment, the Buyer shall pay Arius interest from the date payment became due, to be calculated at the Wall Street Journal Prime Rate increased by 7% per month.

4.	All payments shall be made in full without deducting any right of equity, set-off or counterclaim.

VI.	Carriage and delivery

1.	Unless otherwise agreed upon, delivery of the Products shall be FOB, Arius.

2.	Any delivery time specified by the Buyer or indicated by Arius is an estimate only and Arius shall not have any liability whatsoever for failure to deliver the Products at or within any such delivery time. In case of any late deliver, Arius must be formally declare to be in default and must be granted a reasonable term to comply with its delivery obligation.

3.	If the Buyer refuses to take prompt deliver or is negligent in providing necessary information or instructions in accordance with these Standard Terms, then the Products shall be stored at the Buyers risk. The Buyer shall pay Arius all additional delivery, storage and insurance costs and any other costs incurred along with any loss arising in connection with this neglect or refusal.

4.	Buyer shall inspect all Products promptly upon receipt thereof. Such inspection shall include, without limitation, a quality control analysis. Any Product not properly rejected within 4 weeks after receipt by the Buyer shall be deemed accepted. The Buyer shall be deemed to have received the correct quantity of the Products upon Arius’ delivery note being signed on behalf of the Buyer or by its carrier. In the event of an incomplete or excessive delivery, the Buyer shall not be entitled to reject the Products included in the Contract or to treat the Contract as repudiated.

5.	Buyer shall notify Arius in writing within 5 days from the moment of discovery of any other defect or within 5 days from the moment the defect should have been discovered. Save only as provided under these General Conditions, Arius shall not be held liable for any defect of which it is not so notified. Unless expressly agreed otherwise, the risk of loss ensuing from loading and transporting the Products shall be borne by the Buyer even if the transport is handled by Arius at the Buyer’s request.

VII.	Retention of title.

1.	Notwithstanding delivery, title to the Products shall remain in Arius and shall not pass to the Buyer until Arius has received payment in full with respect to all Products delivered or to be delivered, work done in relation to sales agreements, interest owed and/or accrued including any cost which may arise in respect of letters of credit, bills of exchange or cheques along with any storage and other costs, resulting from a breach of the sales agreement by the Buyer.

VIII.	Intellectual property rights.

1.	All patents, designs, trademarks, copyrights and other industrial or intellectual property rights of Arius of whatever nature in respect of the Products, any of their constituent parts, their packaging or other material supplied with the Products shall remain the absolute property of Arius and shall remain vested in Arius.

2.	The Buyer shall indemnify Arius against any and all loss, damage, claims, costs, and expenses suffered or incurred by Arius in connection with any material, information or instruction supplied by the Buyer in relation to the Products, including the industrial or intellectual property rights as stated in Article VIII. 1.

IX.	Liability.

1.	Arius’ liabilities regarding the Products shall be limited in accordance with the provisions of warranties, if any, agreed to in the Distribution

Agreement between Arius and Buyer. Arius does not give any warranty beyond such warranties.

2.	Arius’ aggregate liability to the Buyer in respect of any and all causes of action arising at any time in connection with the Products, including but not limited to action in relation to negligence, shall be limited to the amount paid the Buyer for the Products or replacement of the Product at Arius’ option. In no event shall Arius be liable for costs of procurement of substitute goods by anyone. In no event shall Arius be liable for any special, consequential, incidental, or indirect damages, including but not limited to damages resulting from late delivery and loss of profit.

X.	Alterations to the Products and description.

1.	After delivery of the Products, the Buyer shall not alter the Products or alter any marks, designs or artwork on the Products or on the packaging. The Buyer shall not apply its own marks on the Products or on their packaging, and shall not cause, allow or permit any third party to do so.

XI.	Default.

1.	If any of the following events occur, all monies accrued and owing under the Contract shall become immediately due and payable and Arius shall be entitled at any time thereafter to terminate the Contract and any other Contract between Arius and the Buyer by written notice, or to suspend further deliveries of Products, without prejudice to its right to full indemnification:

•	if the Buyer defaults or commits a breach of the Contract or of any other obligations to Arius and if, in Arius’ reasonable judgment, termination of the contract or suspension of further deliveries is justified;

•	if an attachment or execution is levied upon the Buyer’s property and/or assets;

•	if the Buyer makes, offers or proposes a settlement, arrangement or composition with its creditors. If a resolution or petition to wind up the Buyer’s business is passed or presented, if a petition for an administrative order in respect of the Buyer is presented, if a petition for a bankruptcy order is made against the Buyer, or if a receiver, liquidator, trustee or manager of the Buyer’s undertaking, property, assets or any part thereof is appointed;

•	If Arius considers that the Buyer may be unable to provide payment in full and/or to perform any of its other obligations under the Contract, and the

Buyer is (in Arius’ reasonable judgment) not able to provide security covering his obligation.

2.	Should the Buyer fail to fulfill one or more of his obligations, all reasonable costs incurred in and out of court in order to realize fulfillment will be at his expense. Such costs will in any event include those for collecting agencies, bailiffs and attorneys.

XII.	Force majeure.

1.	Arius shall not be liable, if it is prevented from or hindered or delayed in performing any of its obligations by reason of force majeure. Force majeure shall consist of, but shall not be limited to, the following:

•	strike, lock-out or trade dispute (in each case whether involving Arius’ or a third party’s employees);

•	non-availability, interruption, failure of or delay in Arius’ usual supply sources, manufacturing facilities, transportation routes or facilities;

•	breakdown of machinery or power failure;

•	default or delay by Arius’ sub-Contractors, acts of national or local government or other authorities;

•	storm, tempest, fire, flood, explosion, accident, theft, civil disturbance, insurrection or war.

XIII.	Governing Law.

1.	These Standard Terms and any Contract in conjunction therewith shall be governed by the laws of the State of North Carolina, without regards to its conflicts of laws provisions.

2.	In any proceeding instigated by the Buyer in respect of any matter which may arise in connection with the contract or these Standard Terms, the courts of North Carolina shall have exclusive jurisdiction. In any such proceedings brought by Arius, Arius shall be at liberty to bring the proceeding before the courts of North Carolina or any other court which would have jurisdiction in the absence of this clause.

EXHIBIT E

TRADEMARKS

ARIUSTM

EMEZINETM